Exhibit 3.6

BY-LAW NO. 1

A BY-LAW RELATING GENERALLY
TO THE TRANSACTION OF
THE BUSINESS AND AFFAIRS OF THE BANK

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BY-LAW NO. 1

A BY-LAW RELATING GENERALLY
TO THE TRANSACTION OF
THE BUSINESS AND AFFAIRS OF THE BANK

SECTION ONE	INTERPRETATION

1.01	Definitions:

In this By-law and all other by-laws and ordinary and special resolutions of the Bank, unless the context otherwise requires:

(i)	“Act” means the Bank Act and any regulations in force thereunder, and any Act and regulations that may be substituted therefor, all as amended from time to time;

(ii)	“Bank” means The Toronto-Dominion Bank;

(iii)	“Board” means the board of directors of the Bank;

(iv)	“Meeting of Shareholders” includes an annual or special meeting of any class or series of any class of shareholders; and

(v)	“Recorded Address” means, for shareholders, the last known postal address or telephone number according to the Bank’s central securities register, and, for directors, officers or auditors, the last known postal address or telephone number according to the records of the Bank.

1.02	Construction:

Subject to Section 1.01 of this By-law, words and expressions defined in the Act have the same meaning when used in a by-law of the Bank and words importing the singular include the plural and vice versa.

1.03	Severability:

The provisions of each by-law of the Bank are subject to the Act, but, if any such provision is in contravention thereof, such contravention shall not invalidate any other provision of a by-law.

SECTION TWO	DIRECTORS

2.01	Number and Vacancies:

The Board shall number not less than 12 and not more than 22. The number of directors to be elected at any Meeting of Shareholders shall be such number as is fixed by the Board prior to such meeting. The Board may change the number of directors from time to time. Where a vacancy occurs in the Board for any reason, including a vacancy created by an increase in the number of directors, the Board may appoint a person qualified under the Act to fill the vacancy, provided that the Board may not appoint a person to fill a vacancy resulting from a change in this By-law by which the minimum number of directors is increased or from a failure to elect the minimum number of directors required by this By-law.

2.02	Meetings:

The Chairman or the President or in their absence any two of the following if they are directors: a Deputy Chairman, a Vice Chairman, an Executive Vice President, a Senior Vice President, and a Vice President, may call a meeting of the Board by giving notice of the place, date and time of such meeting to each director at the director’s Recorded Address at least 12 hours prior to the time fixed for the holding of the meeting. Notices shall be deemed to have been duly given if mailed, telephoned, or sent by electronic or other communications facilities.

2.03	Quorum:

For meetings of the Board, seven directors shall constitute a quorum.

2.04	Votes to Govern:

At all meetings of the Board every matter shall be decided by majority of the votes cast on the matter. If an equality of votes occurs on any matter the chairman of the meeting shall be entitled to a second or casting vote.

2.05	Remuneration:

The directors shall be paid such remuneration for their services as the Board may from time to time by resolution determine. The remuneration paid to the directors as such in the aggregate shall not exceed $3,000,000 in each year and individually shall be such amounts as the Board shall from time to time by resolution determine. Directors who are not officers or employees of the Bank may also be eligible to participate in stock incentive plans or other similar plans on the terms and conditions approved by the shareholders of the Bank. The remuneration, if any, payable to a director who is also an officer or employee of the Bank or who serves it in any professional capacity shall, unless the Board otherwise directs, be in addition to the director’s salary as an officer or employee or to the director’s professional fees, as the case may be. The directors may also be paid their reasonable out of pocket expenses incurred in attending meetings of the Board, shareholders or committees of the Board or otherwise in the performance of their duties.

2.06	Committees:

Subject to any restrictions imposed by the Board, each committee of the Board shall have the power to elect its chairman and regulate its procedure. For meetings of a committee of the Board, a majority of the committee members shall constitute a quorum.

SECTION THREE	OFFICERS

3.01	Appointment and Election — Chairman, Chief Executive Officer & President:

          The Board shall elect from its number a Chairman of the Board, a Chief Executive Officer and a President each of whom shall have such responsibilities as may be assigned to the holder of such office by the Board. Any one person may hold more than one such office.

3.02	Deleted

3.03	Term of Office:

The Board in its discretion may remove any officer of the Bank. Each officer shall hold office at the pleasure of the Chief Executive Officer or of an officer authorized by the Chief Executive Officer.

SECTION FOUR	PROTECTION OF DIRECTORS AND OFFICERS

4.01	Limitation of Liability:

No director or officer of the Bank shall be liable for the acts, receipts, neglects or defaults of any other director or officer or any employee or for any liability or expense sustained or incurred by the Bank in the execution of the duties of such director or officer, provided that nothing herein contained shall relieve any director or officer from the duty to act in accordance with the Act or from any liability for any breach thereof or of any other applicable statute or regulation.

4.02	Indemnity:

Subject to the limitations contained in the Act, but without limit to the right of the Bank to indemnify any person under the Act or otherwise, the Bank shall indemnify a director or officer or a former director or officer, or a person who acts or acted at the Bank’s request as a director or officer of a body corporate of which the Bank is or was a shareholder or creditor, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Bank or such body corporate if

(a)	such person acted honestly and in good faith with a view to the best interests of the Bank, and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful.

SECTION FIVE	SHARES

5.01	Share Classes:

(a)	The Bank shall have two classes of shares, designated as common shares and Class A first preferred shares, and the Bank is authorized to issue an unlimited number of shares of each class.

(b)	The Class B first preferred shares of the Bank are hereby reclassified as Class A first preferred shares of the Bank, and the Price Adjusted Floating Rate Cumulative Redeemable Class B First Preferred Shares, Series 1, and the Non-Cumulative Redeemable Class B First Preferred Shares, Series 2, are hereby reclassified, respectively, as Price Adjusted Floating Rate Cumulative Redeemable Class A First Preferred Shares, Series E, and Non-Cumulative Redeemable Class A First Preferred Shares, Series Y.

5.02	Class Rights:

(a)	The class of shares designated as Class A first preferred shares shall be entitled to preference over the common shares of the Bank and over any other shares of the Bank ranking junior to the Class A first preferred shares with respect to the payment of dividends and distribution of assets of the Bank in the event of the liquidation, dissolution or winding-up of the Bank, whether voluntary or involuntary, or any other distribution of the assets of the Bank among its shareholders for the purpose of winding-up its affairs.

(b)	The class of shares designated as common shares shall not be redeemable and the rights of the holders thereof shall be equal in all respects, and those rights shall include (i) the right to vote at all meetings of shareholders except where only holders of a specified class of shares are entitled to vote, (ii) the right to receive dividends declared on those shares, and (iii) the right to receive the remaining property of the Bank on dissolution.

(c)	The directors of the Bank are hereby authorized to divide the Class A first preferred shares into series, and the rights, privileges, restrictions and conditions set out in Schedule A hereto which is incorporated herein and forms a part of this By-law, shall apply to all Class A first preferred shares.

5.03	Deceased Shareholders:

In the event of the death of a holder, or one of the joint holders, of any share, the Bank shall not be required to make any entry in the Bank’s securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the requirements of the Bank and its transfer agents.

5.04	Shareholder Declaration:

(a)	The Chief Executive Officer or the Secretary of the Bank may require any person in whose name a share of the Bank is held to submit a statutory declaration concerning:

(i)	the ownership of such share;

(ii)	the place in which the shareholder and any person in whose right or for whose use or benefit the share is held are ordinarily resident;

(iii)	whether the shareholder is associated with, is controlled by, or controls any other shareholder;

(iv)	whether the shareholder is an agent or agency of Her Majesty in right of Canada or in right of a Province of Canada or an agent or agency of the government of a foreign state or any political subdivision thereof; and

(v)	such other matters as the Chief Executive Officer or the Secretary may deem relevant to the purposes of the Act.

(b)	The Chief Executive Officer or the Secretary may require any person who wishes to have a transfer of a share registered in the name of, or to have a share issued to, that person to submit a statutory declaration as though the person were a shareholder.

(c)	The Chief Executive Officer or the Secretary may determine the circumstances in which any statutory declaration shall be required, its form and the time at which it shall be submitted.

(d)	If a person who desires to exercise the voting rights pertaining to shares of the Bank held by such person fails to submit a declaration as required under this By-law, the Bank may refuse to permit such person to exercise such voting rights.

SECTION SIX	MEETINGS OF SHAREHOLDERS

6.01	Presiding Officer:

The Chairman of the Board, or in the Chairman’s absence the President, or in the absence of both of them a director designated by the Board, shall act as chairman at each Meeting of Shareholders. The Secretary of the Bank, or in the Secretary’s absence such other person as the chairman of the meeting shall designate, shall act as secretary of the meeting.

6.02	Persons Entitled to be Present:

The only persons entitled to attend a Meeting of Shareholders shall be those entitled to vote thereat and such others who, although not entitled to vote thereat, are entitled or required to attend under the Act. Any other person may be permitted to attend a Meeting of Shareholders by the chairman of the meeting.

6.03	Quorum:

Two persons present in person and each entitled to vote thereat and representing either in their own right or by proxy at least ten per cent of the issued and outstanding shares of the Bank carrying voting rights at such time shall constitute a quorum at any Meeting of Shareholders.

6.04	Voting:

Voting at a Meeting of Shareholders shall be by a show of hands unless a ballot is demanded by the chairman of the meeting or any person entitled to vote. Upon a show of hands every person entitled to vote shall have one vote. After a vote by a show of hands, the chairman of the meeting or any person entitled to vote may demand a ballot thereon. After a vote a declaration by the chairman of the meeting that the vote upon the matter has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the result of the vote.

6.05	Votes to Govern:

Unless otherwise required by the Act every vote at a Meeting of Shareholders shall be decided by a majority of the votes cast on the matter. If an equality of votes occurs on any matter at a Meeting of the Shareholders the chairman of the meeting shall be entitled to a second or casting vote.

6.06	Ballots:

If a ballot is to be held it shall be taken in such manner as the chairman of the meeting shall direct.

6.07	Scrutineers:

At any Meeting of Shareholders one or more persons, who may be shareholders, may be appointed to serve as scrutineers at the meeting by the chairman of the meeting.

SECTION SEVEN	NOTICES

7.01	Giving of Notice:

Any notice or other document to be given or sent by the Bank to a shareholder, director, officer or auditor of the Bank may be delivered, telephoned, or given or sent by pre-paid mail or by pre-paid transmitted, electronic or other communication, to the recipient’s Recorded Address. The accidental omission to give notice to any shareholder, director, officer or auditor, or the non-receipt of any notice or any error in a notice shall not invalidate any action taken at any meeting called by such notice or otherwise founded thereon. Any notice with respect to any shares registered in more than one name may, if more than one address appears as a Recorded Address for such joint holding, be given or sent to the joint shareholders at any one of such addresses.

SECTION EIGHT	DIVIDENDS AND RIGHTS

8.01	Dividends:

The mailing or other transmission to any shareholder at the shareholder’s Recorded Address of a draft payable to such shareholder or to such shareholder’s order, or the electronic deposit in accordance with the last instructions of any shareholder received by the Bank or its transfer agent, for the amount of any dividend payable in cash shall discharge the Bank’s liability for the dividend to the extent of the amount of the draft or the electronic deposit plus the amount of any tax which the Bank has properly withheld, unless, in the case of issuance by the Bank of a draft, the draft is not paid on due presentation. If any draft for a dividend is not received, the Bank shall issue to the shareholder a replacement draft for the same amount on such reasonable terms as to indemnity and evidence of non-receipt as the Board or any officer may impose. No shareholder shall be entitled to recover by action or other legal process against the Bank any dividend that is represented by a draft that has not been duly presented to the Bank for payment or that otherwise remains unclaimed for a period of 6 years from the date on which it was payable.

SECTION NINE	GENERAL

9.01	Corporate Seal:

The corporate seal of the Bank shall bear the name of the Bank and shall bear such insignia as may be approved from time to time by the Board.

9.02	Deleted

9.03	Secrecy:

Each director and every person in the employ of the Bank shall maintain secrecy as to everything that takes place at the Bank, and shall not, subject to applicable law, give any information relating to any account or transaction at or in the books of the Bank.

SECTION TEN	EFFECTIVE DATE AND REPEAL

10.01	Effective Date:

This By-law shall come into force upon the date when it is enacted by the Board, provided that clauses 2.01 and 2.05 shall not come into force unless and until this By-law has been confirmed by the shareholders, and clauses 5.01 and 5.02 shall not come into force unless and until this By-law has been confirmed by the shareholders and approved by the Superintendent of Financial Institutions.
10.02	Repeal and Continuance:

All previous by-laws of the Bank are repealed as of the coming into force of this By-law provided that clauses 2.03 and 2.10 of previous By-law No. 1 shall be repealed as of the confirmation of this By-law by the shareholders, and previous By-laws Nos. 2 and 6 shall be repealed as of the confirmation of this By-law by the shareholders and the approval of this By-law by the Superintendent of Financial Institutions, and further provided that such repeal shall not affect the previous operation of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to any such by-law prior to its repeal. All directors, officers and other persons acting under any repealed by-law shall continue to act as if elected or appointed under the provisions of this By-law and all resolutions of the shareholders or the Board with continuing effect passed under any repealed by-law shall continue to be valid except to the extent inconsistent with this By-law.

[Note: This By-law was enacted by the Board on the 26th day of November, 1992 and confirmed by the shareholders on the 27th day of January, 1993. This By-law was approved by the Superintendent of Financial Institutions in accordance with the Bank Act effective the 15th day of March, 1993. The deletion of clauses 3.02 and 9.02 was approved by the Board and became effective on the 28th day of January, 1999, and was confirmed by the shareholders on the 31st day of March, 1999. An amendment to clause 2.01 was approved by the Board on the 28th day of January, 1999 and became effective on the 31st day of March, 1999 upon confirmation by the shareholders. Amendments to clause 2.05 and a further amendment to clause 2.01 were approved by the Board on the 24th day of January, 2002 and became effective on the 11th day of April, 2002 upon confirmation by the shareholders. A further amendment to clause 2.05 was approved by the Board on the 22nd day of January, 2004 and became effective on the 25th day of March, 2004 upon confirmation by the shareholders. All amendments in force as at publication date are incorporated herein. No by-law amendments have been made as at publication date other than those detailed in this Note.]

SCHEDULE A
TO BY-LAW NO. 1

RIGHTS, PRIVILEGES, RESTRICTIONS AND CONDITIONS APPLYING TO EACH SERIES OF CLASS A FIRST PREFERRED SHARES AS A CLASS.

1.	Interpretation

The term “Preferred Shares” shall mean the Class A first preferred shares as a class.

2.	Issue in Series

     The Preferred Shares may at any time and from time to time be issuable in one or more series, in accordance with and subject to the provisions of the Bank Act as now existing or hereafter amended (herein referred to as the “Bank Act”). The Board shall, subject to the provisions of the Bank Act, the provisions herein contained and to any conditions attaching to any outstanding series of Preferred Shares, by resolution duly passed before the issue of any Preferred Shares of any series, fix the number of Preferred Shares to be comprised in such series, fix the rights, privileges, restrictions, and conditions to be attached to the Preferred Shares of such series, including, but without in any way limiting or restricting the generality of the foregoing, the designation thereof, the rate or method of calculation or amount of preferential dividends, and whether such rate, amount or method or calculation shall be subject to change or adjustment in the future, the date or dates and place or places of payment thereof, the consideration for which the Preferred Shares of any series are to be issued, the consideration and the terms and conditions of any purchase for cancellation or redemption thereof, conversion rights (if any), voting rights (if any), the terms and conditions of any purchase fund or sinking fund, the restrictions (if any) respecting payment of dividends on or any repayment of capital in respect of any shares ranking junior to the Preferred Shares, rights or retraction (if any) vested in the holders thereof, and constraints on the transfer of the Preferred Shares.

3.	Priority

     The Preferred Shares of each series shall, with respect to priority in payment of dividends and, as more particularly set forth in paragraph 6 hereof, with respect to distribution of assets in the event of the liquidation, dissolution or winding-up of the Bank, whether voluntary or involuntary, or any other distribution of the assets of the Bank among its shareholders for the purpose of winding-up its affairs, be entitled to a preference over the common shares of the Bank and over any other shares ranking junior to the Preferred Shares, and the Preferred Shares of each series may also be given such other preferences over the common shares and any other shares ranking junior to the Preferred Shares as may be determined as to the respective series authorized to be issued. The priority, in the case of cumulative dividends, shall be with respect to all prior completed periods in respect of which such dividends were payable and, in the case of non-cumulative dividends, shall be with respect to all dividends declared and unpaid, plus such further amounts, if any, as may be specified in the provisions attaching to a particular series.

4.	Series to Rank Equally

     The Preferred Shares of each series shall rank on a parity with the Preferred Shares of every other series with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Bank, whether voluntary or involuntary, or any other distribution of the assets of the Bank among its shareholders for the purpose of winding-up of its affairs.

5.	Dividends

     The holders of the Preferred Shares of each series shall be entitled to receive and the Bank shall pay thereon as and when declared by the Board, subject to the provisions of the Bank Act, dividends in the amounts specified or determinable in accordance with the provisions of such series and such dividends may be cumulative or non-cumulative and payable in cash (including a foreign currency) or by way of a stock dividend or in any other lawful manner. Dividends which are cumulative, shall accrue from the date of issue of the Preferred Shares on the amount paid up thereon. In the case of dividends payable in cash, drafts of the Bank payable at par at any branch of the Bank for the time being in Canada shall be issued for the amount of such dividends less any tax required to be deducted. Dividend drafts shall be forwarded to each holder of Preferred Shares in accordance with the by-laws of the Bank. In the case of a dividend payable in cash, the forwarding of such a draft to a holder of Preferred Shares or payment to the credit of a holder on the direction of such holder shall be a full and complete discharge of the Bank’s obligation to pay such dividend to such holder. If on any date for the payment of any dividend on the Preferred Shares of any series, the dividend payable on such date is not paid in full on all the Preferred Shares of such series then issued and outstanding, such dividend or the unpaid part thereof shall be paid on a subsequent date or dates determined by the Board on which the Bank shall have sufficient moneys or property properly applicable to the payment of the same. The holders of the Preferred Shares of any series shall not be entitled to any dividends other than or in excess of those expressly provided for in the preferences, rights, conditions, restrictions, limitations or prohibitions attached to the Preferred Shares of such series.

6.	Priority on Liquidation, Dissolution or Winding-up

     In the event of liquidation, dissolution or winding-up of the Bank, whether voluntary or involuntary, or any other distribution of the assets of the Bank among its shareholders for the purpose of winding-up its affairs, before any amount shall be paid to or any assets distributed among the holders of the common shares or shares of any other class of the Bank ranking junior to the Preferred Shares, the holder of a Preferred Share of a series shall be entitled to receive to the extent provided for with respect to such Preferred Share by such series, (i) an amount equal to the amount paid up thereon (ii) such premium, if any, as has been provided for with respect to the Preferred Shares of such series and (iii) all unpaid cumulative dividends, if any, on such Preferred Share (which for such purpose shall be calculated as if such cumulative dividends were accruing daily for the period from the expiration of the last period for which cumulative dividends have been paid up to and including the date of distribution) and, in the case of non-cumulative Preferred Shares, all declared and unpaid non-cumulative dividends. After payment to the holders of the Preferred Shares of the amounts so payable to them, they shall not be entitled to share in any further distribution of the property or assets of the Bank.

7.	Voting Rights

     Subject to the provisions of the Bank Act and except as otherwise herein expressly provided, the holders of the Preferred Shares of each series shall not, as such, have any voting rights for the election of directors of the Bank or for any other purpose, nor shall they be entitled to receive any notice of or attend shareholders’ meetings, except to the extent provided in any series.

     Notwithstanding the foregoing, the holders of the Preferred Shares shall be entitled to receive notice of meetings of shareholders called for the purpose of authorizing the dissolution of the Bank or the sale of its business or assets.

8.	Creation and Issue of Additional Preferred Shares

     The Bank shall not, without the prior approval of the holders of the Preferred Shares given as hereinafter specified,

(i)	create or issue any shares ranking in priority to the Preferred Shares, or

(ii)	create or issue any additional series of Preferred Shares or any shares ranking pari passu with the Preferred Shares unless at the date of such creation or issuance all cumulative dividends up to and including the last completed period for which such cumulative dividends shall be payable, shall have been declared and paid or set apart for payment in respect of each series of cumulative Preferred Shares then issued and outstanding and any declared and unpaid non-cumulative dividends shall have been paid or set apart for payment in respect of each series of non-cumulative Preferred Shares then issued and outstanding.

9.	Approval of Preferred Shareholders

     The approval of the holders of Preferred Shares required as to any and all matters referred to herein (in addition to or as distinct from any vote, authorization, confirmation or approval required by the Bank Act) may be given by an instrument or instruments in writing signed by the holders of not less than two-thirds of the issued and outstanding Preferred Shares or by a resolution passed by at least two-thirds of the votes cast at a general meeting of the holders of Preferred Shares duly called for that purpose.

10.	Amendment

     Any by-law to amend, delete or vary any preferences, rights, privileges, restrictions and conditions attaching to the Preferred Shares shall, in addition to the requirements of the Bank Act, not be effective until it has been confirmed either in writing by the holders of all of the Preferred Shares for the time being outstanding or by at least two-thirds of the votes cast at a meeting of the holders of the Preferred Shares duly called for that purpose at which the holders of a majority of the outstanding Preferred Shares are present or represented by proxy. If at any such meeting the holders of a majority of the outstanding Preferred Shares are not present or represented by proxy within one-half an hour after the time appointed for such meeting, such meeting shall be adjourned to such date being not less than 15 days later and to such time and place as may be appointed by the chairman and not less than 7 days’ notice shall be given of such adjourned meeting but it shall not be necessary in such notice to specify the purpose for which the meeting was originally called.

     At such adjourned meeting, the holders of Preferred Shares present or represented by proxy may transact the business for which the meeting was originally called and a resolution passed thereat by not less than two-thirds of the votes cast at such adjourned meeting shall constitute the confirmation of the holders of the Preferred Shares referred to above.

     The formalities to be observed in respect of the giving of notice of any such meeting or adjourned meeting and the conduct thereof shall be those from time to time prescribed by the Bank Act and the by-laws of the Bank with respect to meetings of shareholders. On every poll taken at a meeting or adjourned meeting of holders of Preferred Shares every holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held by such shareholder.

docid: 54B TDB By-laws New 04